Exhibit 99.1

22nd Century Announces $35 Million Registered Direct Offering Priced Above Market under Nasdaq Rules

BUFFALO, N.Y., July 21, 2022 (GLOBE NEWSWIRE) -- 22nd Century Group, Inc. (Nasdaq: XXII), leading agricultural biotechnology company dedicated to improving human health with reduced nicotine tobacco, hemp/cannabis, and hops advanced plant technologies, today announced that it has entered into definitive agreements with institutional investors for the purchase and sale of 17,073,175 shares of its common stock at a purchase price of $2.05 per share in a registered direct offering priced above market under Nasdaq rules. The Company also agreed to issue to the investors unregistered warrants to purchase up to 17,073,175 shares of common stock. The warrants have an exercise price of $2.05 per share, are immediately exercisable and will expire five years following the date of issuance. The closing of the offering is expected to occur on or about July 25, 2022, subject to the satisfaction of customary closing conditions.

The Special Equities Group, a division of Dawson James Securities Inc., acted as the sole placement agent for this transaction. Roth Capital Partners acted as financial advisor for this transaction.

The gross proceeds to the Company from the registered direct offering are expected to be $35 million, before deducting the placement agent’s fees and other offering expenses payable by the Company.  The Company intends to use the net proceeds from this offering for expansion and acceleration of the launch of its VLN® reduced nicotine content tobacco cigarettes in additional markets, research and development expenses, procurement and development of additional intellectual property rights, working capital and general corporate purposes. The proceeds will not be used to repay indebtedness or fund the operations of the Company’s subsidiary, GVB Biopharma.

The shares of common stock (but not the warrants issued in the private placement or the shares of common stock issuable upon exercise of the warrants) are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 previously filed with the Securities and Exchange Commission, or the SEC, and declared effective by the SEC.   The offering of the shares of common stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.  A final prospectus supplement and accompanying prospectus relating to the shares of common stock being offered will be filed with the SEC.  Copies of the final prospectus supplement and accompanying base prospectus may be obtained, when available, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you may contact investorrelations@xxiicentury.com for a copy of these documents or contact our principal executive offices at 500 Seneca Street, Suite 507, Buffalo, New York 14204, c/o Corporate Secretary, (716) 270-1523.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, or the Act, and Regulation D promulgated thereunder, and the warrants and the shares of common stock issuable upon exercise of the warrants have not been registered under the Act or applicable state securities laws. Accordingly, the warrants and shares of common stock issuable upon exercise of the warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA MRTP authorization of a combustible cigarette in December 2021. In tobacco, hemp/cannabis, and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles, as well as improved yields and other valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 1, 2022. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact:

Mei Kuo
22nd Century Group, Inc.
Director, Communications & Investor Relations
T: 716-300-1221
mkuo@xxiicentury.com

Darrow Associates Investor Relations
Matt Kreps
T: 214-597-8200
mkreps@darrowir.com